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                                                                   EXHIBIT 23.15

                                CONSENT OF EXPERT

                  Reference is made to the Registration Statement on Form 40-F (the "Registration Statement") of Ivanhoe Mines Ltd. (the "Company") to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

                  We hereby consent to (i) the use of and reference to our name and our reports, and the inclusion of information derived from our reports, under the heading "Item 4 - Narrative Description of Business - Oyu Tolgoi Gold and Copper Project, Mongolia - Sampling & Analysis" in the Company's Annual Information Form for the year ended December 31, 2001, dated May 16, 2002; (ii) the use of and reference to our name and our reports, and the inclusion of information derived from our reports, under the heading "Summary Description of Business - Recent Developments - Oyu Tolgoi Exploration Project - Sampling and Analysis" in the Company's Final Short Form Prospectus dated March 25, 2002 relating to the issuance by the Company of approximately 9.3 million of its common shares; and (iii) the use of and reference to our name and our reports, and the inclusion of information derived from our reports, under the heading "Summary Description of Business - Recent Developments - Oyu Tolgoi Exploration Project - Sampling and Analysis" in the Company's Final Short Form Prospectus dated March 25, 2002 relating to the issuance by the Company of 17.5 million of its common shares, each incorporated by reference into the Registration Statement.

Sincerely,

CHEMEX LABS

By: ________________________
Name:
Title:

Date: November 17, 2003